International Flavors & Fragrances, Inc.

                          Executive Severance Agreement

     Agreement dated as of February 16, 1989 between International Flavors & Fragrances Inc., a New York corporation, with its principal office at 521 West 57th Street, New York, New York 10119 (hereinafter called the "Corporation") and the undersigned officer of the Corporation (hereinafter called "the Executive").

                                WITNESSETH THAT:

     WHEREAS, the Board of Directors of the Corporation ("the Board") recognizes that attempts, hostile and otherwise, to obtain control of companies are widespread at the present time, and that, although the Corporation is not aware that any such attempt against it is contemplated at this time, the possibility of such an attempt may raise uncertainties among the Corporation's key manaqement personnel as to the security of their employment, to the detriment of the Corporation and its business;

     WHEREAS, should the Corporation or its shareholders be the object of such an attempt, the Board believes it important that the Corporation and the Board be able to rely upon the

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Executive to continue in his position and to give the Board his objective advice as to the interests of the Corporation and its shareholders, without being distracted by personal uncertainties and questions (including possible termination of his employment) created by such an attempt; and

     WHEREAS, the Board believes the Executive should have reasonable assurances as to his continued employment, and fair severance payments should his employment be terminated as a result of any change of control of the Corporation.

     NOW, THEREFORE, in view of the foregoing, and for other good and valuable consideration, it is agreed as follows:

     1. Definitions.

          (a) "Change in control" shall mean the earliest to occur of any of the following events:

               (i) any person, corporation, partnership, association, trust or other entity, or any "group" as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall hereafter become the "beneficial owner," as defined in Rule 13d-3 promulgated under the Exchange Act, directly or indirectly, of securities of the Corporation representing 40 per-

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          cent or more of the combined voting power of the Corporation's then outstanding securities; or

               (ii) persons not nominated by the Board in the Corporation's most recent proxy statement shall constitute a majority of the members of the Board.

     (b) "Involuntary termination" shall mean termination of the Executive's employment with the Corporation, other than for cause, or by reason of retirement or death, within three years following a change in control, without the written consent of the Executive, and shall be deemed to include voluntary resignation by the Executive from his position and employment with the Corporation, within three years following a change in control, if

          (1) the Executive has had a reduction in his salary of more than 10% or experienced a substantial diminution in his duties, responsibilites or status with the Corporation compared to those existing at the time of the change in control, and,

          (2) the Executive has given the Corporation written notice of objection to the reduction in his salary or of the specific respects in which his duties, responsibilites or status have been

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     diminished substantially, and,

          (3) within 10 days after receipt of the Executive's written notice, the Corporation has not made a written offer to restore the Executive's previous salary, duties, responsibilites and status with the Corporation substantially to those existing at the time of the change in control.

     If the Executive, by reason of physical or mental disability, is unable to substantially perform his usual and customary duties for a continuous period of 180 days, and he is thereafter certified to be totally and permanently disabled by an independent panel of three qualified physicians selected either by mutual agreement of the parties or by the American Arbitration Association at the request of either party, he shall be deemed to have retired at the end of such 180 days.

     A change in the Executive's title or a change in the Executive's principal place of work or an elimination of any substantial benefit of employment or executive privilege shall be presumed to be a substantial diminution of the Executive's status.

     The Executive may elect to submit his resignation to become effective only upon a determination pursuant to arbitration under the procedures described in
Section 6 hereof that the

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events listed in Section 1(b) (1), (2) and (3) shall have occurred.

     (c) "Previous compensation" shall mean the greater of (a) the Executive's compensation for the calendar year prior to the year in which such termination shall have occurred, and (b) the Executive's compensation for the calendar year prior to the year in which the change of control occurred, in each case including as such compensation his salary and any amounts awarded him under the Corporation's Management Incentive Compensation Plan.

     (d) Termination for cause shall mean termination for (i) the willful and continued failure by the Executive to substantially perform his duties with the Corporation or (ii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Corporation. No act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without belief that his action or omission was in the interest of the Corporation. Notwithstanding the foregoing, he will not be deemed to have been terminated for cause unless and until there has been delivered to him a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of

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the Board called and held for the purpose (after reasonable notice to the
Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith and reasonable opinion of the Board the Executive was guilty of conduct set forth above in clauses (i) or (ii) above and specifying in detail the particulars thereof. No action of the Board hereunder shall affect the right of the Executive to arbitration of any dispute hereunder as provided in Section 6 hereof.

     2. Payments to Executive. Within ten (10) business days after the date of involuntary termination, the Executive shall receive from the Corporation:

          (a) any amounts due him from the Corporation to the date of termination, including salary prorated to that date and reimbursement for expenses incurred prior to that date in accord with the Corporation's policies and practices.

          (b) an amount equal to three times his previous compensation; provided, however, that such payment shall not exceed three times the Executive's "base amount" allocable to such payment pursuant to Section 280G of the Internal Revenue Code.

          (c) Any awards made to the Executive under the Corporation's Management Incentive Compensation Plan or any

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     other compensation plan of the Corporation, payment of which shall have been deferred, including interest or other investment returns on any such deferred awards.

          (d) For each share of common stock of the Corporation subject to any option held by the Executive, whether or not such option is then exercisable, an amount equal to the difference between the exercise price thereof and a price equal to the highest of (i) the market price on the New York Stock Exchange at the close of business on the effective day of termination, (ii) the price contained in any published tender offer made within one year before or after the date of change in control, (iii) the price contained in any merger or acquisition agreement entered into by the Corporation and any third party within one year before or after the date of change in control, or (iv) the market price on the New York Stock Exchange on the date of change in control, and, upon such payment, such option shall be deemed cancelled and annulled.

     3. Continuation of Fringe Benefits. In the event of involuntary termination, the Corporation shall continue to provide coverage to and for the Executive under the Corporation's (a) Health Care Plan, (b) Dental Assistance Plan and (c) Life Insurance and Accidental Death and Dismemberment Insurance Plan (Survivor Benefits Plan) for a period of three years from the

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date of such termination, to the same extent as if he were in the employ of the
Corporation during such three-year period. Except as to any requirement that the Executive be in the active employ of the Corporation, coverage under each of the foregoing Plans shall be subject to the terms and conditions of each Plan, as in existence at the time of the change in control.

     4. Pensions, etc. In the event of involuntary termination, as and when the Executive, his beneficiaries and his estate shall be entitled to receive benefits under the Corporation's Pension Plan, Retirement Investment Fund Plan, Supplemental Retirement Plan and any supplemental pensions provided the Executive, his beneficiaries and his estate under any resolutions adopted by the Board of Directors of the Corporation prior to the change of control of the Corporation, the Executive, his beneficiaries and his estate, in addition, shall be paid by the Corporation benefits in an amount equal to the difference between
(i) the benefits the Executive, his beneficiaries and his estate shall be entitled to receive under such plans and resolutions and (ii) the benefits he and they would have received under such Plans and resolutions had his employment continued at his previous compensation to the third anniversary of such involuntary termination.

     5. Consultancies. In the event of involuntary termination, the Executive shall be entitled to receive any fees for

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services as a consultant pursuant to any employment agreement between the
Corporation and the Executive, in such amounts and for such period of time as such agreement may provide, and the Corporation's obligation to pay such fees shall not be diminished by any of the provisions hereof.

     6. Claims or Disputes. Any claim or dispute (including a submission under the last paragraph of Section 1 (b) hereof) shall be resolved under procedures established by arbitration in New York, N.Y. pursuant to the rules of the American Arbitration Association. If the Executive receives an award in such a proceeding, the award shall include his attorneys' fees and all expenses reasonably incurred in connection with such proceeding.

     7. Limitation on payments. In the event the amounts to be paid to the Executive by the Corporation on involuntary termination of employment, whether made pursuant to this Agreement, or otherwise, including the present value as of the date of such termination of any payments to be made in the future, when taken together, would subject the Executive to payment of an excise tax under
Section 4999 of the Internal Revenue Code of 1986, as amended, then, in that event, the amount payable under Section 2(b) hereof shall be reduced by the minimum amount necessary to avoid liability on the part of the Executive for payment of such excise tax. In the event that as a result of

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mistake, inadvertence, or for any other reason, the Executive receives, upon involuntary termination, under this Agreement, or otherwise, payments, which, when taken together, including the present value as of the date of such termination of any payments to be made in the future, exceed the maximum amount which may be paid by the Corporation without subjecting the Executive to liability for payment of such excise tax, then the amount by which such payments exceed such maximum amount shall be deemed to be a loan by the Corporation to the Executive to be repaid promptly, with interest from the date of payment, calculated at the Citibank, N.A. prime rate as in effect from time to time. In any case where doubt or a dispute exists as to the application of the provisions of this Section, the payments required under this Agreement shall be made in full, as and when due, and shall be deemed payments on account pending a determination of the application of this Section, subject to the provisions of the second sentence hereof.

     8. Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment

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by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under any provision of this Agreement.

     9. No Guarantee of Employment. This Agreement is intended to provide certain benefits to the Executive under the circumstances described herein only on and after a change in control as herein defined and may be amended or terminated by the Board at any time prior to a change of control of the Corporation. The Agreement shall not be construed as a guarantee of continued employment prior to or following a change in control, nor is it intended to confer any benefit on any person other than the Corporation, the named Executive, his beneficiaries and his estate.

     10. No Waiver, etc. This Agreement is not intended to and shall not operate or be construed as a waiver, release or abandonment of any rights or benefits Executive may have or be entitled to while actively employed or upon termination of employment, retirement, disability or death, whether such right or benefit shall accrue by contract, statute operation of law, corporate policy or otherwise.

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     11. Applicable Law. This Agreement shall be construed under and governed by the laws of the State of New York.

     12. Assignability. This Agreement is non-assignable by the Executive.

     13. Binding on heirs, etc. This Agreement shall be binding upon the heirs, executors and administrators of the Executive and upon the successors and assigns of the Corporation.

     IN WITNESS WHEREOF, the Agreement has been executed on the above date by the Executive and by the Corporation, through its duly authorized officers in accordance with a resolution adopted by the Board on February 14, 1989.


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                                                       Executive



                                       INTERNATIONAL FLAVORS & FRAGRANCES INC.


                                       By_______________________________________


Attest:______________________________
               (Seal)

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